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                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-3 (No. 333-___________) and related Prospectus of IVI Checkmate Corp., for the registration of 5,996,761 shares of its common stock and to the inclusion therein of our report dated February 12, 1998, on our audits of the consolidated financial statements of International Verifact Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in IVI Checkmate Corp.'s Current Report on Form 8-K dated October 1, 1998 and International Verifact Inc.'s Annual Report on Form 20-F, filed with the Securities and Exchange Commission.



                              Coopers & Lybrand
                              Chartered Accountants


Toronto, Ontario
September 30, 1998